UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 05, 2025

VISTA CREDIT STRATEGIC LENDING CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56562	88-1906598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hudson Yards, Floor 77
New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 804-9100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2025, Vista Credit Strategic Lending Corp. (the “Company”), entered into a senior secured revolving credit agreement (the “Credit Agreement”) as Borrower, with ING Capital LLC, as Administrative Agent, as Sole Bookrunner and as Arranger, and the other lenders and issuing banks from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The facility is guaranteed by certain domestic subsidiaries of the Company in existence as of the closing date of the Credit Agreement, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future (collectively, the “Guarantors”). Proceeds of the facility may be used for general corporate purposes, including the funding of portfolio investments.

The Credit Agreement provides for a revolving credit facility in an initial amount of up to $150,000,000, subject to availability under the borrowing base, which is based on the Company’s portfolio investments and other outstanding indebtedness. Maximum capacity under the Credit Agreement may be increased to $500,000,000 through the exercise by the Company of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Company and each Guarantor, subject to certain exceptions. The amount available for borrowing under the Credit Agreement is reduced by any standby letters of credit issued through the Credit Agreement.

The availability period with respect to the revolving credit facility under the Credit Agreement will terminate on September 5, 2029 (the “Commitment Termination Date”) and the facility will mature on September 5, 2030 (the “Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Credit Agreement out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

Interest under the Credit Agreement is payable, at the Company’s election, at either Daily Simple RFR, Term SOFR (or other term benchmark rate) or the Alternate Base Rate (defined as the greater of (i) the prime rate as last quoted by The Wall Street Journal, (ii) the federal funds effective rate for such day plus 0.5%, (iii) Term SOFR for a period of one month plus the applicable credit adjustment spread plus 1.0% and (iv) 1.0% plus an applicable margin equal to (I) (a) during any period in which the Company fails to maintain a credit rating of at least BBB-/Baa3 (or equivalent) from at least one of S&P, Moody’s or Fitch, (i) with respect to any ABR Loan, 1.25% per annum; and (ii) with respect to any Term Benchmark Loan or RFR Loan, 2.25% per annum; or (b) during any period in which the Company maintains a credit rating of at least BBB-/Baa3 (or equivalent) from at least one of S&P, Moody’s or Fitch, (i) with respect to any ABR Loan, 1.00% per annum; and (ii) with respect to any Term Benchmark Loan or RFR Loan, 2.00% per annum plus (II) an applicable credit adjustment spread of (a) with respect to any Term Benchmark Loan denominated in Dollars, 0.10%, (b) with respect to any RFR Loan denominated in GBP, 0.0326% and (c) with respect to Term Benchmark Loans denominated in CAD, 0.29547% for Loans with an interest period of one month and 0.32138% for Loans with an interest period of three months. The Company will also pay a fee of 0.375% on daily undrawn amounts under the Credit Agreement.

The Credit Agreement includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

The description above is only a summary of the material provisions of the Credit Agreement and is qualified in its entirety by reference to a copy of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1

Senior Secured Revolving Credit Agreement, dated as of September 5, 2025, among Vista Credit Strategic Lending Corp. as Borrower, the Lenders Party hereto, and ING Capital, LLC as Administrative Agent, Arranger, and Sole Bookrunner.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vista Credit Strategic Lending Corp.

Date:	September 10, 2025	By:	/s/ Ross Teune
Name: Ross Teune Title: Chief Financial Officer